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                                                                    EXHIBIT 22.1

                            SUBSIDIARIES OF WESTCORP

Western Financial Bank, F.S.B., a Federal Savings Bank
WFS Financial Inc, a California corporation
WFS Financial Auto Loans, Inc., a California corporation
WFS Financial Auto Loans 2, Inc., a California corporation
WFS Investments, Inc., a California corporation
Western Consumer Services, Inc., a California corporation
Western Financial Insurance Agency, Inc., a California corporation Western Financial Investments, Inc., a California corporation
Western Reconveyance Company, Inc., a California corporation
Westhrift Life Insurance Company, an Arizona corporation
Westran Services Corp., a California corporation
Westcorp Investments, Inc., a California corporation
The Hammond Company, The Mortgage Bankers, a California corporation

                                      F-37